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News Release

Contacts:	Media:	Analysts:
	Joseph F. Ailinger Jr.	Andy Clark
	(617) 722-7571	(412) 234-4633
	ailinger.jf@mellon.com	clark.aj@mellon.com

FOR IMMEDIATE RELEASE

MELLON TO ACQUIRE THE ARDEN GROUP

—Addition of Atlanta-based investment management firm furthers national presence of Mellon’s Private Wealth Management group—

BOSTON, April 7, 2003—Mellon Financial Corporation announced that it has reached a definitive agreement to acquire The Arden Group, a privately held, Atlanta-based investment management firm specializing in meeting the needs of high-net-worth individuals and institutions. The Arden Group will add more than $750 million in client assets to Mellon. Terms of the agreement, expected to close in the third quarter of 2003, were not disclosed.

The Arden Group, founded in 1989 as Atlanta’s first private fiduciary firm, will operate as part of Mellon’s Private Wealth Management group, a leading provider of investment, wealth management and banking services to financially successful individuals, families, family offices, charitable gift programs, endowments and foundations.

“This latest acquisition marks another step forward in Mellon’s strategy to invest in high-growth, fee-based businesses, while complementing the steady organic growth we’ve achieved in our asset management business,” said Martin G. McGuinn, Mellon chairman and chief executive officer.

“Mellon is certainly one of the most respected names in wealth management, and the cultural fit between our two organizations is positively seamless,” said Jack Sawyer, a principal of The Arden Group. “Mellon’s trust powers and broad investment services will significantly enhance our attractiveness to clients in Atlanta and the Southeast. We welcome the opportunity to leverage their tremendous resources and expertise on behalf of our clients.”

“We are honored to welcome The Arden Group to our organization,” said David F. Lamere, Mellon vice chairman and president of Mellon’s Private Wealth Management group. “We’ve been truly impressed by their team and, in particular, their dedication to clients.”

“Our approach has been to expand Mellon’s Private Wealth Management organization by focusing on strong regional markets where we do not have a presence, and the Atlanta area clearly

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supports that strategy,” Lamere added. “The Arden Group’s experience will be an asset to our organization and its fine reputation and deep ties to the community represent a great opportunity for Mellon. We look forward to partnering with our new team in Atlanta and growing our presence there.”

Nationwide, the agreement with The Arden Group represents Mellon’s fourth acquisition in its Private Wealth Management group in less than three years. Mellon acquired Ohio-based Weber Fulton & Felman in 2002 and closed deals on California-based Van Deventer & Hoch in 2001 and The Trust Company of Washington in November 2000.

Mellon is building on an existing presence of three business groups in the Atlanta area, represented by more than 300 professionals at four locations.

With $66 billion in client assets, Mellon’s Private Wealth Management group maintains more than 60 offices, including locations in California, Colorado, Connecticut, Delaware, Florida, Kentucky, Maryland, Massachusetts, New Jersey, New York, Ohio, Pennsylvania, Washington and Washington, D.C.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $2.9 trillion in assets under management, administration or custody, including $581 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. More about Mellon is available at www.mellon.com.

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